Exhibit 23.7
DEGOLYER AND MACNAUGHTON 5001 SPRING VALLEY ROAD SUITE 800 EAST DALLAS, TEXAS 75244

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CONSENT OF DEGOLYER & MACNAUGHTON
We hereby consent to the use of the name DeGolyer & MacNaughton and the incorporation by reference in the Registration Statements on Form S-3 (the “Registration Statement”) of Crescent Energy Company of our report of third party dated October 7, 2026 prepared for estimates of the extent and value of net proved oil, natural gas and NGL reserves with respect to certain leasehold and royalty interests of Devon Energy Production Company, L.P., and the information contained therein. We also hereby consent to the references to our firm contained in the Registration Statement, including in the prospectus under the heading “Experts.”

/s/ DeGOLYER and MacNAUGHTON
DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm F-716
Houston, Texas
October 8, 2026